EXHIBIT 99.1
December 28, 2009 02:51 PM Eastern Time
BP Prudhoe Bay Royalty Trust Announces Receipt of Funds
From Settlement of Claims Relating to 2006 Oil Spill
NEW YORK — (BUSINESS WIRE) — BP Prudhoe Bay Royalty Trust (NYSE: BPT) today announced that on December 24, 2009 it received funds deposited with an escrow agent pursuant to a settlement agreement dated May 8, 2009 between the Trust and BP Exploration (Alaska) Inc. (BPXA), a subsidiary of BP p.l.c. The settlement agreement resolves certain issues related to the temporary shutdown of the Prudhoe Bay oil field located on the North Slope of Alaska following oil spills on March 2, 2006 and August 6, 2006 and compromises any claims that the Trust and past, present, and future holders of units of beneficial interest in the Trust (Units) may have relating to conduct by BPXA that may have resulted in a reduction of the royalty payments received by the Trust in 2006, 2007 and 2008.
Under the settlement agreement, BPXA paid $29,469,081 into an interest-bearing escrow account and the Trust, on behalf of all past, present, and future holders of Trust Units released any and all claims, demands, rights, liabilities and causes of action that have been asserted or could be asserted on behalf of the Trust and the Unit holders against BPXA, affiliated companies, including BP p.l.c., BP America Inc. and The Standard Oil Company, and their respective directors, officers and employees, based upon or related in any way to conduct by BPXA that may have resulted in a reduction of the royalty payments received by the Trust in 2006, 2007 and 2008. The effectiveness of the settlement agreement and the release of the settlement funds from escrow were contingent upon entry by the Delaware Chancery Court of an order approving the settlement agreement and such order having become final, and the dismissal of certain litigation brought in the United States District Court for the Southern District of New York against BPXA and other parties having become final. Those conditions have been fulfilled.
The settlement agreement does not release any claims or causes of action arising out of, based upon or related in any way to conduct by BPXA to the extent that such conduct may result or has resulted in a reduction of the royalty payments received or to be received by the Trust in 2009 or any subsequent year.
The settlement amount and accrued interest released from escrow and paid to the Trust on December 24, 2009 totaled $29,474,410, or approximately $1.38 per Trust Unit, and will be distributed to Unit holders in mid-January 2010 as part of the regular quarterly royalty distribution by the Trust.
About the BP Prudhoe Bay Royalty Trust
BP Prudhoe Bay Royalty Trust is a grantor trust created in 1989. The Trust holds an overriding royalty interest that entitles the Trust to a royalty on approximately 16.4% of the first 90,000 barrels of the average daily net production of crude oil and condensate per quarter from the working interest of BP Exploration (Alaska) Inc. as of February 28, 1989 in the Prudhoe Bay field. The Prudhoe Bay field is located on the North Slope of Alaska, 250 miles north of the Arctic circle and 650 miles north of Anchorage. The field extends approximately 12 miles by 27 miles and contains nearly 150,000 productive acres. The trustee of the Trust is The Bank of New York Mellon, 101 Barclay Street, New York, NY 10286
Contact: Geovanni Barris
The Bank of New York Mellon
Phone: 212-815-6908
Email: geovanni.barris@bnymellon.com